As filed with the Securities and Exchange Commission on August 1, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933, as amended

Extended Stay America, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3996573
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Dunbar Street, Spartanburg, SC 29306
(Address of Principal Executive Offices) (Zip Code)

Extended Stay America, Inc. 1997 Employee Stock Option Plan

Extended Stay America, Inc. 1998 Employee Stock Option Plan

Extended Stay America, Inc. 2001 Employee Stock Option Plan

(Full Title of the Plans)

GREGORY R. MOXLEY

Chief Financial Officer, Treasurer, and Secretary

100 Dunbar Street, Spartanburg, SC 29306

(Name and Address of Agent for Service)

(864) 573-1600

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

D. MARK MCMILLAN, ESQ.

Bell, Boyd & Lloyd LLC

70 West Madison Street

Chicago, Illinois 60602

(312) 372-1121

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee

Common stock, par value $.01 per share	6,869,810 shares	$14.92(2)	$102,497,565	$8,292

Common stock, par value $.01 per share	12,256,402 shares	$11.464(3)	$140,507,392	$11,368

Total	19,126,212 shares	—	$243,004,957	$19,660

(1)	This registration statement also covers an indeterminate number of shares of Extended Stay America, Inc. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Extended Stay America, Inc. 1997 Employee Stock Option Plan (the “1997 Plan”), the Extended Stay America, Inc. 1998 Employee Stock Option Plan (the “1998 Plan”), and the Extended Stay America, Inc. 2001 Employee Stock Option Plan (the “2001 Plan” and, together with the 1997 Plan and the 1998 Plan, the “Plans”), in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	In accordance with Rule 457(h), represents the average of the high and low sale price of the Registrant’s common stock, as quoted on the New York Stock Exchange on July 30, 2003, with respect to the 6,869,810 shares of common stock that may be issued under the Plans.
(3)	In accordance with Rule 457(h), represents the weighted average exercise price of outstanding options to purchase shares of common stock under the Plans.
(4)	These amounts are used solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be included herewith.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be included herewith.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Extended Stay America, Inc. (“ESA”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this registration statement:

(a) ESA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 001-13125).

(b) ESA’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 (File No. 001-13125).

(c) ESA’s Current Reports on Form 8-K filed with the SEC on: April 22, 2003; June 30, 2003; July 2, 2003; and July 23, 2003.

(d) The description of ESA’s common stock set forth under the caption “Description of Capital Stock” in ESA’s registration statement on Form S-1 (Registration No. 33-98452), which description is incorporated by reference in ESA’s registration statement on Form 8-A filed with the SEC on December 18, 1995 (the “Form 8-A”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all subsequent amendments and reports filed for the purpose of updating the description in the Form 8-A.

In addition, all documents that ESA files pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this registration statement, and before the filing of a post-effective amendment indicating that all securities offered pursuant to this registration statement have been sold, or deregistering all the securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the date of filing of those documents. Any statement contained in a document incorporated, or deemed to be incorporated by reference, in this registration statement shall be deemed to be modified, or superseded for purposes of this registration statement, to the extent that a statement contained in this registration statement, or in any subsequently filed document that also is, or is deemed to be, incorporated by reference in this registration statement, modifies or supersedes that statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware authorizes ESA to indemnify its directors and officers under specified circumstances. ESA’s Restated Certificate of Incorporation and Amended and Restated Bylaws provide that ESA shall indemnify, to the fullest extent authorized or permitted by the Delaware General Corporation Law, its directors and officers (and may indemnify its employees and agents) against liabilities (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors, officers, or employees.

ESA’s Restated Certificate of Incorporation and Amended and Restated Bylaws eliminate, to the fullest extent permitted by Delaware law, liability of a director to ESA or its stockholders for monetary damages for a breach of a director’s fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to ESA or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase, or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

The directors and officers of ESA are insured, within the limits and subject to the limitations of the related insurance policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been such directors or officers.

Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, and controlling persons of ESA pursuant to the foregoing provisions, ESA has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed below.

Exhibit Number	Description of Exhibit

4.1	Specimen certificate representing shares of Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, Registration No. 33-98452)

5.1	Opinion of Bell, Boyd & Lloyd LLC, counsel to ESA, as to the legality of the shares of common stock being offered under the Plans

23.1	Consent of PricewaterhouseCoopers LLP, with respect to the financial statements of ESA

23.2	Consent of Bell, Boyd & Lloyd LLC (contained in its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to ESA’s directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, ESA has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ESA of expenses incurred or paid by a director, officer, or controlling person of ESA in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, ESA will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, ESA certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spartanburg, South Carolina, on this 1st day of August, 2003.

EXTENDED STAY AMERICA, INC.

/S/ GREGORY R. MOXLEY

Gregory R. Moxley
Chief Financial Officer, Treasurer, and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints George D. Johnson, Jr., Corry W. Oakes III, and Gregory R. Moxley, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on August 1, 2003.

Signature	Title
Principal Executive Officer:

/S/ GEORGE D. JOHNSON, JR. George D. Johnson, Jr.	Chief Executive Officer

Principal Financial Officer:

/S/ GREGORY R. MOXLEY Gregory R. Moxley	Chief Financial Officer, Treasurer, and Secretary

Principal Accounting Officer:

/S/ PATRICIA K. TATHAM Patricia K. Tatham	Vice President—Corporate Controller

A Majority of the Directors:

H. Wayne Huizenga	Director

/S/ DONALD F. FLYNN Donald F. Flynn	Director

/S/ GEORGE D. JOHNSON, JR. George D. Johnson, Jr.	Director

/S/ STEWART H. JOHNSON Stewart H. Johnson	Director

/S/ JOHN J. MELK John J. Melk	Director

Peer Pedersen	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Specimen certificate representing shares of Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, Registration No. 33-98452)

5.1	Opinion of Bell, Boyd & Lloyd LLC, counsel to ESA, as to the legality of the shares of common stock being offered under the Plans

23.1	Consent of PricewaterhouseCoopers LLP, with respect to the financial statements of ESA

23.2	Consent of Bell, Boyd & Lloyd LLC (contained in its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)